The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted

Subject to completion dated April 11, 2022

Pricing supplement To prospectus dated April 8, 2020, prospectus supplement dated April 8, 2020 and product supplement no. 4-II dated November 4, 2020	Registration Statement Nos. 333-236659 and 333-236659-01 Dated April , 2022 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$ Capped Buffered Equity Notes Linked to a Basket of 28 Reference Stocks due April 18, 2024 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek unleveraged exposure to an unequally weighted Basket of 28 Reference Stocks comprised of U.S.-listed companies, up to a maximum return of at least 40.00%* at maturity.
•	Investors should be willing to forgo interest and dividend payments and, if the Ending Basket Level is less than the Starting Basket Level by more than 20.00%, be willing to lose some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Basket:	The Basket is comprised of Reference Stocks of 28 U.S.-listed companies (each, a “Reference Stock” and collectively, the “Reference Stocks”). The Bloomberg ticker symbol, issuers of the Reference Stocks, the relevant exchange on which it is listed, the Stock Weight, Base Date Stock Price and the closing price on the Pricing Date of each Reference Stock are set forth under “The Basket” on page PS-2 of this pricing supplement.
Payment at Maturity:

If the Ending Basket Level is greater than the Starting Basket Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Basket Return, subject to the Maximum Return. Accordingly, if the Ending Basket Level is greater than the Starting Basket Level, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return), subject to the Maximum Return

If the Ending Basket Level is equal to the Starting Basket Level or is less than the Starting Basket Level by up to 20.00%, you will be entitled to the full repayment of your principal amount at maturity.

If the Ending Basket Level is less than the Starting Basket Level by more than 20.00%, at maturity you will lose 1% of the principal amount of your notes for every 1% that the Ending Basket Level is less than the Starting Basket Level. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return)
If the Ending Basket Level is less than the Starting Basket Level by more than the Contingent Buffer Amount of 20.00%, you will lose more than 20.00% of your principal amount at maturity and may lose all of your principal amount at maturity.
Maximum Return:	At least 40.00%*. For example, assuming a Maximum Return of 40.00%, if the Basket Return is equal to or greater than 40.00%, you will receive the Maximum Return of 40.00%, which entitles you to a maximum payment at maturity of $1,400.00 per $1,000 principal amount note that you hold.
*The actual Maximum Return and the actual maximum payment at maturity will be provided in the pricing supplement and will not be less than 40.00% and $1,400.00 per $1,000 principal amount note, respectively.
Contingent Buffer Amount:	20.00%
Basket Return:	(Ending Basket Level – Starting Basket Level) Starting Basket Level
Starting Basket Level:	The closing level of the Basket on the Pricing Date
Ending Basket Level:	The arithmetic average of the closing levels of the Basket on the Ending Averaging Dates
Base Date:	March 28, 2022
Pricing Date:	On or about April 14, 2022
Original Issue Date:	On or about April 20, 2022 (Settlement Date)
Ending Averaging Dates*:	April 9, 2024, April 10, 2024, April 11, 2024, April 12, 2024 and April 15, 2024
Maturity Date*:	April 18, 2024
CUSIP:	48133FMK8
Other Key Terms:	See “Additional Key Terms” in this pricing supplement
*	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $15.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $935.20 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $910.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: https://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: https://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Closing Level of the Basket:

On the Base Date, the closing level of the Basket was set equal to 100. On any subsequent date, the closing level of the Basket will be calculated as follows:

100 × [1 + sum of (Stock Return of each Reference Stock × Stock Weight of that Reference Stock)]

A level of the Basket may be published on the Bloomberg Professional® service (“Bloomberg”) under the Bloomberg ticker “JPPRHINO”. Any levels so published are for informational purposes only and are not binding in any way with respect to the notes. Although that level may appear under that Bloomberg ticker during the term of the notes, any such level may not be the same as the closing level of the Basket determined by the calculation agent for each Ending Averaging Date. You will not have any rights or claims, whether legal or otherwise, relating to any information regarding that level (whether displayed on Bloomberg or elsewhere) with respect to the notes.

Stock Return:	With respect to each Reference Stock, on any trading day: (Final Stock Price – Base Date Stock Price) Base Date Stock Price
Stock Weight:	With respect to each Reference Stock, the weight of that Reference Stock in the Basket as of the Base Date, as specified under “The Basket – Stock Weight” in this pricing supplement. The effective weight of each Reference Stock in the Basket over the term of the notes will fluctuate.
Base Date Stock Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Base Date, as specified in “The Basket” on page PS-2 of this pricing supplement. The Base Date Stock Price is not determined by reference to the closing price of the Reference Stock on the Pricing Date.
Final Stock Price:	With respect to each Reference Stock, on any relevant date, the closing price of one share of that Reference Stock on that date
Stock Adjustment Factor:	With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set initially at 1.0 on the Base Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.

JPMorgan Structured Investments —	PS-1
Capped Buffered Equity Notes Linked to a Basket of 28 Reference Stocks

The Basket

The following table sets forth, for each Reference Stock, its issuer, Bloomberg ticker symbol, the relevant exchange on which each Reference Stock is listed, Stock Weight, Base Date Stock Price and closing price on the Pricing Date.

Reference Stock Issuer/Reference Stock		Bloomberg Ticker Symbol	Relevant Exchange	Stock Weight*	Base Date Stock Price**	Closing Price on the Pricing Date***
Beam Therapeutics Inc.	Common stock, par value $0.01 per share	BEAM UW	Nasdaq Global Select Market	6.0000000020%	$59.06
Oak Street Health, Inc.	Common stock, $0.001 per share par value	OSH UN	New York Stock Exchange	6.0000000008%	$27.05
Natera, Inc.	Common stock, par value $0.0001 per share	NTRA UW	NASDAQ Global Select Market	6.0000000005%	$40.25
Catalent, Inc.	Common stock, par value $0.01 per share	CTLT UN	New York Stock Exchange	6.0000000002%	$108.00
agilon health, inc.	Common stock, par value $0.01 per share	AGL UN	New York Stock Exchange	6.0000000001%	$24.07
Horizon Therapeutics Public Limited Company	Ordinary shares, nominal value $0.0001 per share	HZNP UW	The Nasdaq Global Select Market	5.9999999998%	$108.72
Guardant Health, Inc.	Common stock, par value $0.00001 per share	GH UW	The Nasdaq Global Select Market	5.9999999997%	$60.94
Sarepta Therapeutics, Inc.	Common stock, $0.0001 par value	SRPT UW	The NASDAQ Global Select Market	5.9999999996%	$76.07
Repligen Corporation	Common stock, par value $0.01 per share	RGEN UW	The Nasdaq Global Select Market	5.9999999989%	$179.57
Apellis Pharmaceuticals, Inc.	Common stock, par value $0.0001 per share	APLS UW	Nasdaq Global Select Market	5.9999999978%	$48.10
Ascendis Pharma A/S	American Depositary Shares, each representing one ordinary share, nominal value DKK 1 per share	ASND UW	The Nasdaq Stock Market LLC	5.8949641305%	$111.35
Legend Biotech Corporation	Ordinary shares, nominal value $0.0001 per share	LEGN UW	Nasdaq Global Select Market	5.1348979340%	$35.87
Progyny, Inc.	Common stock, $0.0001 par value per share	PGNY UW	The Nasdaq Global Select Market	4.0934910430%	$50.55
SpringWorks Therapeutics, Inc.	Common stock, $0.0001 Par Value per Share	SWTX UW	The Nasdaq Global Select Market	3.3552410336%	$60.69
Evolent Health, Inc.	Class A common stock, par value $0.01 per share	EVH UN	New York Stock Exchange	3.1791558563%	$31.18
Sage Therapeutics, Inc.	Common stock, par value $0.0001 per share	SAGE UQ	The Nasdaq Global Market	2.9400865298%	$33.71
Ultragenyx Pharmaceutical Inc.	Common stock, $0.001 par value	RARE UW	The Nasdaq Global Select Market	2.8950881242%	$67.97
Privia Health Group, Inc.	Common stock, $0.01 par value per share	PRVA UW	The Nasdaq Global Select Market	2.5575974545%	$25.13
Denali Therapeutics Inc.	Common stock, par value $0.01 per share	DNLI UW	The NASDAQ Global Select Market	2.4544783559%	$33.00
Phreesia, Inc.	Common stock, $0.01 par value per share	PHR UN	New York Stock Exchange	1.9683888581%	$28.43
Relay Therapeutics, Inc.	Common Stock, par value $0.001 per share	RLAY UQ	NASDAQ Global Market	1.8765663483%	$29.84
Replimune Group, Inc.	Common stock, par value $0.001 per share	REPL UW	Nasdaq Global Select Market	0.6843661768%	$15.71
Nurix Therapeutics, Inc.	Common stock, par value $0.001 per share	NRIX UQ	Nasdaq Global Select Market	0.6790883928%	$13.70
Scholar Rock Holding Corporation	Common stock, par value $0.001 per share	SRRK UW	The Nasdaq Global Select Market	0.5624263674%	$13.40
Treace Medical Concepts, Inc.	Common stock, $0.001 par value	TMCI UW	The Nasdaq Global Select Market	0.5455133778%	$19.05
Kiniksa Pharmaceuticals, Ltd.	Class A common shares, par value $0.000273235 per share	KNSA UW	Nasdaq Global Select Market	0.4660299655%	$9.81
Immunocore Holdings plc	American Depositary Shares, each representing one ordinary share, nominal value £0.002 per share	IMCR UW	The Nasdaq Stock Market LLC	0.4602732951%	$29.32
Edgewise Therapeutics, Inc.	Common stock, par value $0.0001 per share	EWTX UW	Nasdaq Global Select Market	0.2523467569%	$9.10
*	The Stock Weight of each Reference Stock reflects its weight in the Basket as of the Base Date.
**	The Base Date Stock Price of each Reference Stock is the closing price of one share of that Reference Stock on the Base Date.
***	The closing price on the Pricing Date of each Reference Stock will be provided in the pricing supplement.

JPMorgan Structured Investments —	PS-2
Capped Buffered Equity Notes Linked to a Basket of 28 Reference Stocks

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return and the hypothetical payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below reflects the Maximum Return of at least 40.00%, the Contingent Buffer Amount of 20.00% and assumes a Starting Basket Level of 100. The actual Maximum Return will be provided in the pricing supplement and will not be less than 40.00%. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return
180.00	80.00%	40.00%
170.00	70.00%	40.00%
160.00	60.00%	40.00%
150.00	50.00%	40.00%
140.00	40.00%	40.00%
130.00	30.00%	30.00%
120.00	20.00%	20.00%
110.00	10.00%	10.00%
105.00	5.00%	5.00%
102.50	2.50%	2.50%
100.00	0.00%	0.00%
97.50	-2.50%	0.00%
95.00	-5.00%	0.00%
90.00	-10.00%	0.00%
85.00	-15.00%	0.00%
80.00	-20.00%	0.00%
79.99	-20.01%	-20.01%
70.00	-30.00%	-30.00%
60.00	-40.00%	-40.00%
50.00	-50.00%	-50.00%
40.00	-60.00%	-60.00%
30.00	-70.00%	-70.00%
20.00	-80.00%	-80.00%
10.00	-90.00%	-90.00%
0.00	-100.00%	-100.00%

JPMorgan Structured Investments —	PS-3
Capped Buffered Equity Notes Linked to a Basket of 28 Reference Stocks

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the total payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from a Starting Basket Level of 100.00 to an Ending Basket Level of 105.00.

Because the Ending Basket Level of 105.00 is greater than the Starting Basket Level of 100.00 and the Basket Return is 5.00%, which does not exceed the Maximum Return of 40.00%, the investor receives a payment at maturity of $1,050.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5.00%) = $1,050.00

Example 2: The level of the Basket decreases from a Starting Basket Level of 100.00 to an Ending Basket Level 80.00.

Although the Basket Return is negative, because the Ending Basket Level of 80.00 is less than the Starting Basket Level of 100.00 by up to the Contingent Buffer Amount of 20.00%, the investor receives a payment at maturity of $1,000.00 per $1,000 principal amount note.

Example 3: The level of the Basket increases from a Starting Basket Level of 100.00 to an Ending Basket Level of 170.00.

Because the Ending Basket Level of 170.00 is greater than the Starting Basket Level of 100.00 and the Basket Return of 70.00% exceeds the Maximum Return of 40.00%, the investor receives a payment at maturity of $1,400.00 per $1,000 principal amount note, the maximum payment at maturity.

Example 4: The level of the Basket decreases from a Starting Basket Level of 100.00 to an Ending Basket Level 60.00.

Because the Ending Basket Level of 60.00 is less than the Starting Basket Level of 100.00 by more than the Contingent Buffer Amount of 20.00% and the Basket Return is -40.00%, the investor receives a payment at maturity of $600.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -40.00%) = $600.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-4
Capped Buffered Equity Notes Linked to a Basket of 28 Reference Stocks

Selected Purchase Considerations

•	CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to earn an unleveraged return equal to any positive Basket Return, up to the Maximum Return of at least 40.00%. Accordingly, assuming a Maximum Return of 40.00%, the maximum payment at maturity is $1,400.00 per $1,000 principal amount note. The Maximum Return will be provided in the pricing supplement and will not be less than 40.00%, and accordingly, the maximum payment at maturity will not be less than $1,400.00 per $1,000 principal amount note. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	LOSS OF PRINCIPAL BEYOND BUFFER AMOUNT — We will pay you your principal back at maturity if the Ending Basket Level is equal to or less than the Starting Basket Level by up to the Contingent Buffer Amount of 20.00%. If the Ending Basket Level is less than the Starting Basket Level by more than the Contingent Buffer Amount, for every 1% that the Ending Basket Level is less than the Starting Basket Level you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose more than 20.00% of your principal amount at maturity and may lose all of your principal amount at maturity.
•	RETURN LINKED TO AN UNEQUALLY WEIGHTED BASKET OF 28 REFERENCE STOCKS — The return on the notes is linked to the performance of an unequally weighted Basket that consists of 28 Reference Stocks as set forth under “The Basket” on page PS-2 of this pricing supplement.
•	STOCK RETURN MEASURED FROM THE BASE DATE — The Stock Return is determined with reference to the performance of each Reference Stock from the Base Date, not the closing price of any Reference Stock on the Pricing Date.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Latham & Watkins LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no

JPMorgan Structured Investments —	PS-5
Capped Buffered Equity Notes Linked to a Basket of 28 Reference Stocks

withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or any of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. If the Ending Basket Level is less than the Starting Basket Level by more than the Contingent Buffer Amount, you will lose 1% of the principal amount of the notes for every 1% that the Ending Basket Level is less than the Starting Basket Level. Under these circumstances, you will lose more than 20.00% of your principal amount at maturity and may lose all of your principal amount at maturity.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Ending Basket Level is greater than the Starting Basket Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed the Maximum Return of at least 40.00%, regardless of the appreciation in the Basket, which may be significant.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER AMOUNT MAY TERMINATE ON THE FINAL ENDING AVERAGING DATE — If the Ending Basket Level is less than the Starting Basket Level by more than the Contingent Buffer Amount, the benefit provided by the Contingent Buffer Amount will terminate and you will be fully exposed to any depreciation of the Basket from the Starting Basket Level to the Ending Basket Level.
•	CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — The notes are linked to an unequally weighted Basket consisting of 28 Reference Stocks. Price movements of the Reference Stocks may or may not be correlated with each other. At a time when the value of one or more of the Reference Stocks increases, the value of the other Reference Stocks may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Reference Stocks may be moderated, or more than offset, by the lesser increases or declines in the values of the other Reference Stocks. In addition, high correlation of movements in the values of the Reference Stocks during periods of negative returns among the Reference Stocks could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level.
•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Stocks and the notes.
•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, the estimated value of the notes and the Maximum Return will be provided in the pricing supplement and may be as low as the minimum for the estimated value of the notes set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimum for the estimated value of the notes and the Maximum Return.

JPMorgan Structured Investments —	PS-6
Capped Buffered Equity Notes Linked to a Basket of 28 Reference Stocks

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market

JPMorgan Structured Investments —	PS-7
Capped Buffered Equity Notes Linked to a Basket of 28 Reference Stocks

funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of each Reference Stock.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Basket

•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this pricing supplement. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for each Reference Stock for certain corporate events affecting that Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect each Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.
•	THE REFERENCE STOCKS ARE CONCENTRATED IN THE LIFE SCIENCES SECTOR — The Reference Stocks has been issued by companies whose business is associated with the life sciences sector. Because the value of the notes is determined by the performance of the Basket consisting of the Reference Stocks, an investment in these notes will be concentrated in this sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting these sectors than a different investment linked to securities of a more broadly diversified group of issuers.
•	RISKS ASSOCIATED WITH NON-U.S. SECURITIES — The Reference Stocks listed below have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities.
Reference Stock Issuer	Reference Stock	Jurisdiction
Ascendis Pharma A/S	American depositary shares, each representing one ordinary share, nominal value DKK 1 per share	Denmark
Horizon Therapeutics Public Limited Company	Ordinary shares, nominal value $0.0001 per share	Ireland
Immunocore Holdings plc	American Depositary Shares, each representing one ordinary share, nominal value £0.002 per share	United Kingdom
Kiniksa Pharmaceuticals, Ltd.	Class A common shares, par value $0.000273235 per share	Bermuda
Legend Biotech Corporation	Ordinary shares, nominal value $0.0001 per share	Cayman Islands

•	LIMITED TRADING HISTORY — The 20 Reference Stocks in the table below have limited trading history. Past performance should not be considered indicative of future performance.
Reference Stock Issuer	First Day of Trading	Relevant Exchange
Apellis Pharmaceuticals, Inc.	November 9, 2017	Nasdaq Global Select Market
Denali Therapeutics Inc.	December 8, 2017	The NASDAQ Global Select Market

JPMorgan Structured Investments —	PS-8
Capped Buffered Equity Notes Linked to a Basket of 28 Reference Stocks

Kiniksa Pharmaceuticals, Ltd.	May 23, 2018	Nasdaq Global Select Market
Scholar Rock Holding Corporation	May 24, 2018	The Nasdaq Global Select Market
Replimune Group, Inc.	July 13, 2018	Nasdaq Global Select Market
Guardant Health, Inc.	October 4, 2018	The Nasdaq Global Select Market
Phreesia, Inc.	July 18, 2019	New York Stock Exchange
SpringWorks Therapeutics, Inc.	September 13, 2019	The Nasdaq Global Select Market
Progyny, Inc.	October 25, 2019	The Nasdaq Global Select Market
Beam Therapeutics Inc.	February 6, 2020	Nasdaq Global Select Market
Legend Biotech Corporation	June 5, 2020	Nasdaq Global Select Market
Repligen Corporation	July 15, 2020	The Nasdaq Global Select Market
Relay Therapeutics, Inc.	July 15, 2020	NASDAQ Global Market
Nurix Therapeutics, Inc.	July 24, 2020	Nasdaq Global Select Market
Oak Street Health, Inc.	August 6, 2020	New York Stock Exchange
Immunocore Holdings plc	February 9, 2021	The Nasdaq Stock Market LLC
Edgewise Therapeutics, Inc.	March 26, 2021	Nasdaq Global Select Market
agilon health, inc.	April 15, 2021	New York Stock Exchange
Treace Medical Concepts, Inc.	April 22, 2021	The Nasdaq Global Select Market
Privia Health Group, Inc.	April 29, 2021	The Nasdaq Global Select Market

•	IN SOME CIRCUMSTANCES, THE PAYMENT YOU RECEIVE ON THE NOTES MAY BE BASED ON THE VALUE OF CASH, SECURITIES (INCLUDING SECURITIES OF OTHER ISSUERS) OR OTHER PROPERTY DISTRIBUTED TO HOLDERS OF A REFERENCE STOCK UPON THE OCCURRENCE OF A REORGANIZATION EVENT — Following certain corporate events relating to a Reference Stock where its issuer is not the surviving entity, a liquidation of a Reference Stock issuer or other reorganization events affect a Reference Stock issuer as described in the accompanying product supplement, a portion of any payment on the notes may be based on the common stock (or other security) of a successor to that Reference Stock issuer or any cash or any other assets distributed to holders of that Reference Stock in the relevant corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes. The specific corporate events that can lead to these adjustments and the procedures for selecting the Exchange Property (as defined in the accompanying product supplement) are described in the accompanying product supplement.

JPMorgan Structured Investments —	PS-9
Capped Buffered Equity Notes Linked to a Basket of 28 Reference Stocks

The Basket and the Reference Stocks

Public Information

All information contained in this pricing supplement on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. The table below sets forth the Reference Stocks included in the Basket in alphabetical order by ticker symbol. Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”, and is listed on the exchange provided in the table below, which we refer to as the relevant exchange for purposes of that Reference Stock in the accompanying product supplement. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided in the table below, and can be accessed through www.sec.gov.

We do not make any representation that these publicly available documents are accurate or complete. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Bloomberg Ticker Symbol	Reference Stock Issuer/Reference Stock		Relevant Exchange	SEC File Number	Closing Price on April 8, 2022
agilon health, inc.	Common stock, par value $0.01 per share	AGL UN	New York Stock Exchange	001-40332	$24.09
Apellis Pharmaceuticals, Inc.	Common stock, par value $0.0001 per share	APLS UW	Nasdaq Global Select Market	001-38276	$54.26
Ascendis Pharma A/S	American Depositary Shares, each representing one ordinary share, nominal value DKK 1 per share	ASND UW	The Nasdaq Stock Market LLC	001-36815	$111.07
Beam Therapeutics Inc.	Common stock, par value $0.01 per share	BEAM UW	Nasdaq Global Select Market	001-39208	$51.77
Catalent, Inc.	Common stock, par value $0.01 per share	CTLT UN	New York Stock Exchange	001-36587	$110.71
Denali Therapeutics Inc.	Common stock, par value $0.01 per share	DNLI UW	The NASDAQ Global Select Market	001-38311	$30.70
Evolent Health, Inc.	Class A common stock, par value $0.01 per share	EVH UN	New York Stock Exchange	001-37415	$30.09
Edgewise Therapeutics, Inc.	Common stock, par value $0.0001 per share	EWTX UW	Nasdaq Global Select Market	001-40236	$9.21
Guardant Health, Inc.	Common stock, par value $0.00001 per share	GH UW	The Nasdaq Global Select Market	001-38683	$73.75
Horizon Therapeutics Public Limited Company	Ordinary shares, nominal value $0.0001 per share	HZNP UW	The Nasdaq Global Select Market	001-35238	$113.17
Immunocore Holdings plc	American Depositary Shares, each representing one ordinary share, nominal value £0.002 per share	IMCR UW	The Nasdaq Stock Market LLC	001-39992	$35.30
Kiniksa Pharmaceuticals, Ltd.	Class A common shares, par value $0.000273235 per share	KNSA UW	Nasdaq Global Select Market	011-38492	$11.41
Legend Biotech Corporation	Ordinary shares, nominal value $0.0001 per share	LEGN UW	Nasdaq Global Select Market	001-39307	$41.56
Nurix Therapeutics, Inc.	Common stock, par value $0.001 per share	NRIX UQ	Nasdaq Global Select Market	001-39398	$14.82
Natera, Inc.	Common stock, par value $0.0001 per share	NTRA UW	NASDAQ Global Select Market	001-37478	$42.86
Oak Street Health, Inc.	Common stock, $0.001 per share par value	OSH UN	New York Stock Exchange	001-39427	$25.39
Progyny, Inc.	Common stock, $0.0001 par value per share	PGNY UW	The Nasdaq Global Select Market	001-39100	$44.84
Phreesia, Inc.	Common stock, $0.01 par value per share	PHR UN	New York Stock Exchange	001-38977	$27.77
Privia Health Group, Inc.	Common stock, $0.01 par value per share	PRVA UW	The Nasdaq Global Select Market	001-40365	$26.68
Ultragenyx Pharmaceutical Inc.	Common stock, $0.001 par value	RARE UW	The Nasdaq Global Select Market	001-36276	$81.89
Replimune Group, Inc.	Common stock, par value $0.001 per share	REPL UW	Nasdaq Global Select Market	001-38596	$19.45
Repligen Corporation	Common stock, par value $0.01 per share	RGEN UW	The Nasdaq Global Select Market	000-14656	$169.98

JPMorgan Structured Investments —	PS-10
Capped Buffered Equity Notes Linked to a Basket of 28 Reference Stocks

Bloomberg Ticker Symbol	Reference Stock Issuer/Reference Stock		Relevant Exchange	SEC File Number	Closing Price on April 8, 2022
Relay Therapeutics, Inc.	Common Stock, par value $0.001 per share	RLAY UQ	NASDAQ Global Market	001-36560	$32.65
Sage Therapeutics, Inc.	Common stock, par value $0.0001 per share	SAGE UQ	The Nasdaq Global Market	1-10853	$36.46
Sarepta Therapeutics, Inc.	Common stock, $0.0001 par value	SRPT UW	The NASDAQ Global Select Market	001-06033	$87.94
Scholar Rock Holding Corporation	Common stock, par value $0.001 per share	SRRK UW	The Nasdaq Global Select Market	001-13175	$12.62
SpringWorks Therapeutics, Inc.	Common stock, $0.0001 Par Value per Share	SWTX UW	The Nasdaq Global Select Market	001-2979	$60.07
Treace Medical Concepts, Inc.	Common stock, $0.001 par value	TMCI UW	The Nasdaq Global Select Market	1-2256	$20.05

According to publicly available filings of the relevant Reference Stock issuer with the SEC:

•	agilon health, inc. is a healthcare company which focuses on providing primary care physicians with the infrastructure to serve senior communities.
•	Apellis Pharmaceuticals, Inc. is a commercial-stage biopharmaceutical company focused on the discovery, development and commercialization of therapeutic compounds to treat diseases with high unmet needs through the inhibition of the complement system.
•	Ascendis Pharma A/S applies TransCon technologies to build a fully integrated, global biopharmaceutical company and develop a pipeline of product candidates to address unmet medical needs.
•	Beam Therapeutics Inc. is a biotechnology company committed to establishing a fully integrated platform for precision genetic medicines.
•	Catalent, Inc. provides development and manufacturing solutions for drugs, protein-based biologics, cell and gene therapies, and consumer health products.
•	Denali Therapeutics Inc. focuses on therapeutic options for patients with neurodegenerative diseases.
•	Evolent Health, Inc. is a health care company that focuses on integrated clinical and financial solutions.
•	Edgewise Therapeutics, Inc. aims to develop novel precision medicines for severe and rare disorders driven by muscle dysfunction
•	Guardant Health, Inc. is an oncology company focused on helping cancer through use of proprietary tests, data sets and analytics
•	Horizon Therapeutics Public Limited Company focuses on discovery, development and commercialization of medicines that address critical needs for people impacted by rare, autoimmune and severe inflammatory diseases.
•	Immunocore Holdings plc is a commercial-stage biotechnology company which researches and develops biological drugs designed to treat a broad range of diseases, including cancer, infectious and autoimmune.
•	Kiniksa Pharmaceuticals, Ltd. is a biopharmaceutical company focused on discovering, acquiring, developing and commercializing therapeutic medicines for patients suffering from debilitating diseases with significant unmet medical need
•	Legend Biotech Corporation is a global biopharmaceutical company focused on discovering, acquiring, developing and commercializing therapeutic medicines for patients suffering from debilitating diseases with significant unmet medical need.
•	Nurix Therapeutics, Inc.is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapies designed to modulate cellular protein levels as a treatment approach for cancer and other challenging diseases.
•	Natera, Inc. a diagnostics company with proprietary molecular and bioinformatics technology that it is applying to change the management of disease worldwide.
•	Oak Street Health, Inc.operates primary care centers within the United States serving Medicare beneficiaries.
•	Progyny, Inc. is a benefits management company specializing in fertility and family building benefits solutions in the United States.
•	Phreesia, Inc. is a provider of comprehensive software solutions that improve the operational and financial performance of healthcare organizations by activating patients in their care to optimize patient health outcomes.
•	Privia Health Group, Inc. is a technology-driven, national physician-enablement company that collaborates with medical groups, health plans, and health systems to optimize physician practices, improve patient experiences, and reward doctors for delivering high-value care in both in-person and virtual care settings.
•	Ultragenyx Pharmaceutical Inc. is a biopharmaceutical company focused on the identification, acquisition, development, and commercialization of novel products for the treatment of serious rare and ultra-rare genetic diseases.
•	Replimune Group, Inc. is a clinical-stage biotechnology company committed to applying its leading expertise in the field of oncolytic immunotherapy to transform the lives of cancer patients.
•	Repligen Corporation is a global life sciences company that develops and commercializes bioprocessing technologies and systems that increase efficiencies and flexibility in the process of manufacturing biological drugs.
•	Relay Therapeutics, Inc. is a clinical-stage precision medicines company transforming the drug discovery process by combining computational and experimental technologies with the goal of bringing life-changing therapies to patients.
•	Sage Therapeutics, Inc. is a biopharmaceutical company committed to developing and commercializing novel medicines with the potential to transform the lives of people with debilitating disorders of the brain.
•	Sarepta Therapeutics, Inc. is a commercial-stage biopharmaceutical company focused on helping patients through the discovery and development of unique RNA-targeted therapeutics, gene therapy and other genetic therapeutic modalities for the treatment of rare diseases.
•	Scholar Rock Holding Corporation is a biopharmaceutical company focused on the discovery and development of innovative medicines for the treatment of serious diseases in which signaling by protein growth factors plays a fundamental role.
•	SpringWorks Therapeutics, Inc. is a clinical-stage biopharmaceutical company applying a precision medicine approach to acquiring, developing and commercializing life-changing medicines for underserved patient populations suffering from devastating rare diseases and cancer.
•	Treace Medical Concepts, Inc. is a medical technology company focused on the surgical treatment of Hallux Valgus.

JPMorgan Structured Investments —	PS-11
Capped Buffered Equity Notes Linked to a Basket of 28 Reference Stocks

Historical Information Regarding the Basket and the Reference Stocks

The following graphs show the historical weekly performance of the Basket as a whole from April 29, 2021 through April 8, 2022, as well as the Reference Stocks (other than the Reference Stocks listed under “Selected Risk Considerations — Limited Trading History”) from January 6, 2017 through April 8, 2022. The Reference Stocks listed under “Selected Risk Considerations — Limited Trading History” have limited performance and their respective graphs below begin on the first day of trading on their respective relevant exchanges. The graph of the historical Basket performance reflects that the closing level of the Basket on the Base Date was 100 and the Stock Weights were as specified under “The Basket” in this pricing supplement. The closing level of the Basket on April 8, 2022 was 103.86.

We obtained the various closing prices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Reference Stock, the price of that Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock or the levels of the Basket on the Pricing Date or any Ending Averaging Date. There can be no assurance that the performance of the Basket will result in the return of any of your principal amount.

JPMorgan Structured Investments —	PS-12
Capped Buffered Equity Notes Linked to a Basket of 28 Reference Stocks

JPMorgan Structured Investments —	PS-13
Capped Buffered Equity Notes Linked to a Basket of 28 Reference Stocks

JPMorgan Structured Investments —	PS-14
Capped Buffered Equity Notes Linked to a Basket of 28 Reference Stocks

JPMorgan Structured Investments —	PS-15
Capped Buffered Equity Notes Linked to a Basket of 28 Reference Stocks

JPMorgan Structured Investments —	PS-16
Capped Buffered Equity Notes Linked to a Basket of 28 Reference Stocks

JPMorgan Structured Investments —	PS-17
Capped Buffered Equity Notes Linked to a Basket of 28 Reference Stocks

JPMorgan Structured Investments —	PS-18
Capped Buffered Equity Notes Linked to a Basket of 28 Reference Stocks

JPMorgan Structured Investments —	PS-19
Capped Buffered Equity Notes Linked to a Basket of 28 Reference Stocks

JPMorgan Structured Investments —	PS-20
Capped Buffered Equity Notes Linked to a Basket of 28 Reference Stocks

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for

JPMorgan Structured Investments —	PS-21
Capped Buffered Equity Notes Linked to a Basket of 28 Reference Stocks

the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes —The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket and the Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

JPMorgan Structured Investments —	PS-22
Capped Buffered Equity Notes Linked to a Basket of 28 Reference Stocks